Exhibit 5.1

50 West Liberty Street, Suite 1000, Reno, Nevada 89501-1950 Telephone: 775-323-1980 Fax: 775-323-2339	3960 Howard Hughes Parkway, Suite 500, Las Vegas, Nevada 89169 Telephone: 702-387-6073 Fax: 702-990-3564
www.shermanhoward.com

June 1, 2015

MetaStat, Inc.
27 Drydock Avenue
2nd Floor
Boston, Massachusetts 02210

Re:	MetaStat, Inc./Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special Nevada counsel to MetaStat, Inc., a Nevada corporation (the “Company”), in connection with the registration by the Company of 28,284,370 shares (the “Shares”) of its common stock, $0.0001 par value per share (the “Common Stock”), to be sold by certain selling stockholders of the Company under a Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), as filed with the Securities and Exchange Commission (the “Commission”).

Of the 28,284,370 Shares subject to this opinion:

(a) 9,840,756 Shares are issued and outstanding (the “Issued Shares”) of which 3,433,730 were issued in a share exchange on February 27, 2012 (the “Share Exchange”), 865,000 were issued in a private placement on February 27, 2012 (the “February 2012 Private Placement”), 869,000 were issued in a private placement on May 1, 2012 (the “May 2012 Private Placement”), and 4,673,026 were issued in a private placement pursuant to a securities purchase agreement dated June 30, 2014 (the “2014 Qualified Financing Private Placement”);

(b) 874,257 Shares are issuable upon conversion of 874,257 outstanding shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”) of which 500,000 shares of Series A Preferred Stock were issued in the 2014 Qualified Financing Private Placement and 374,257 shares of Series A Preferred Stock were issued a private placement pursuant to a securities purchase agreement dated October 24, 2014 (the “October 2014 Private Placement”);

(c) 6,160,451 Shares are issuable upon conversion of 616.045 outstanding shares of Series B Convertible Preferred Stock (the “Series B Preferred Stock”) issued in a private placement issued pursuant to a securities purchase agreements with first closing occurring on December 31, 2014 (the “Series B Preferred Private Placement”); and

(d) 11,408,906 Shares are issuable upon exercise of an equal number of outstanding warrants (“Warrants”) of which 1,828,787 were assumed in the Share Exchange, 216,250 were issued in the February 2012 Private Placement, 220,000 were issued in the May 2012 Private Placement, 148,700 were issued in a private placement pursuant to separate convertible note and warrant purchase agreements from January to May 2013 (the “2013 Note Private Placement”), 92,468 were issued in connection with the amendment of certain outstanding notes (the “2013 Note Amendments”), 83,333 were issued in a private placement pursuant to separate convertible note and warrant purchase agreements in November 2013 (the “2014 Note Private Placement”), 142,500 were issued in in a private placement pursuant to separate convertible note and warrant purchase agreements from January to March 2014 (the “Additional 2014 Note Private Placement”), 155,000 were issued in in a private placement pursuant to separate convertible note and warrant purchase agreements in May and June 2014 (the “May 2014 Note Private Placement”), 2,991,000 were issued in the 2014 Qualified Financing Private Placement, and 5,530,868 were issued in the Series B Preferred Private Placement.

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The Shares issuable upon conversion of the Series A Preferred Stock are referred to as the “Series A Conversion Shares,” the Shares issuable upon conversion of the Series B Preferred Stock are referred to as the “Series B Conversion Shares,” the Series A Conversion Shares and the Series B Conversion Shares are referred to collectively as the “Conversion Shares,” and the Shares issuable upon exercise of the Warrants are referred to as the “Warrant Shares.”

For purposes of these opinions, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a) Registration Statement;

(b) Amended and Restated Articles of Incorporation of the Company as filed with the Secretary of State of Nevada on May 23, 2011 to be effective as of May 25, 2011 (the “Amended and Restated Articles of Incorporation”), as amended by the Articles of Merger of the Company as filed with the Secretary of State of Nevada on March 28, 2012 (the “Articles of Merger”), by the Certificate Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock as filed with the Secretary of State of Nevada on June 30, 2014 (the “Series A Designation”), and by the Certificate Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock as filed with the Secretary of State of Nevada on December 31, 2014 as amended by the First Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock   (the “Series B Designation” and collectively with the Amended and Restated Articles of Incorporation, the Articles of Merger, and the Series A Designation, the “Articles”);

(c) Bylaws of the Company dated May 11, 2007;

(d) Forms of agreements, resolutions of the Board of Directors, and such other matters as relevant related to the Share Exchange, the February 2012 Private Placement, the May 2012 Private Placement, the 2013 Note Private Placement, the 2013 Note Amendments, the 2014 Note Private Placement, the Additional 2014 Note Private Placement, the May 2014 Note Private Placement, the 2014 Qualified Financing Private Placement, the October 2014 Private Placement, and the Series B Preferred Private Placement (collectively, the “Private Placements”).

(e) A specimen certificate representing the Common Stock; and

(f) Certain resolutions of the Board of Directors of the Company relating to the issuance of the Shares, the registration of the Shares under the Securities Act, and such other matters as relevant.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, or photostatic copies.  We have relied upon the accuracy and completeness of the information, factual matters, representations, and warranties contained in such documents.  In our examination of documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and, other than with respect to the Company, the due authorization by all requisite action, corporate or other, the execution and delivery by all parties of the documents, and the validity and binding effect thereof on such parties.

In rendering the opinions set forth below, we have also assumed that:

(i) at or prior to the time of issuance and delivery, the Issued Shares have been and the Conversion Shares and the Warrant Shares will be registered by the transfer agent and registrar of such Shares;

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(ii) the Issued Shares, the Series A Preferred Stock, the Series B Preferred Stock, and the Warrants were issued in accordance with the terms of the applicable agreements governing the applicable Private Placements (the “Private Placement Agreements”);

(iii) the Private Placement Agreements are enforceable in accordance with their respective terms;

(iv) the Conversion Shares will be issued in accordance with the Series A Designation and the Series B Designation, as applicable;

(v) the Warrant Shares will be issued upon exercise of the applicable Warrants in accordance with the terms of such Warrants;

(vi) the Company will keep reserved a sufficient number of shares of its Common Stock to satisfy its obligations for issuances of the Conversion Shares and the Warrant Shares; and

(vii) upon issuance of any of the Conversion Shares or the Warrant Shares, the total number of shares of the Company’s Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Articles.

The opinions set forth below are also subject to the further qualification that the enforcement of any agreements or instruments referenced herein and to which the Company is a party may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Based upon and subject to the foregoing, we are of the opinion that:

(i) the Issued Shares have been duly authorized, were validly issued, and are fully paid and nonassessable;

(ii) the Conversion Shares have been duly authorized and when issued in accordance with the terms of the Series A Designation and the Series B Designation, as applicable, will be validly issued, fully paid, and nonassessable; and

(iii) the Warrant Shares have been duly authorized and upon issuance in accordance with the terms of the applicable Warrants will be validly issued, fully paid, and nonassessable.

The opinions expressed herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any changes in applicable law that may come to our attention subsequent to the date the Registration Statement is declared effective.

While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada. Accordingly, the opinions we express herein are limited to matters involving the laws of the State of Nevada (excluding securities laws).  We express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal securities laws related to the issuance and sale of the Shares.

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Sherman & Howard L.L.C.

SHERMAN & HOWARD L.L.C.